AMENDMENT TO AGREEMENT FOR EXCLUSIVE
DEALING AND LETTER OF INTENT

This AMENDMENT TO AGREEMENT FOR EXCLUSIVE DEALING AND LETTER OF INTENT (the “Amendment”), is entered into January 29, 2010 (the “Effective Date”), between Hyperdynamics Corporation (“HDY”) and its wholly owned subsidiary SCS Corporation (“SCS”), and Repsol Exploración, S.A. (“Repsol”).  HDY, SCS and Repsol may be referred to herein individually as a “Party” or collectively as the “Parties.”

For good consideration received and acknowledged herein, and in consideration of the respective covenants and agreements herein and according to Article 2.12 of the Agreement for Exclusive Dealing and Letter of Intent between the Parties dated November 26, 2009 (the “Agreement”), the Parties agree as follows.

1.           Amendment. Article 2.3 of the Agreement shall be stricken in its entirety and replaced with the following:

“Term of this LOI. Unless otherwise extended by mutual written agreement of the Parties, this LOI shall terminate at midnight local time in Houston, Texas on March 11, 2010, unless the mutually agreed and duly authorized Definitive Agreements have been executed, whichever occurs first, such date of termination being herein referred to as the “Termination Date”.

2.           Payments.

(a)           No later than ten (10) Working days following the Effective Date, Repsol agrees that it shall make a wire transfer of US$ $2,726,416.45 to HDY which payment shall constitute and shall be deemed to constitute Repsol’s pro-rata share of obligations to acquire rights and interests in and under the Marine 2D Seismic Data Acquisition Services Agreement with Bergen Oilfield Services AS dated September 29, 2009, (the “BOS Agreement”).

(b)           No later than fifteen (15) Working days following the HDY’s delivery of an invoice to Repsol for subsequent work performed under the BOS Agreement, including BOS’s completion of seismic acquisition in the Contract Area pursuant to the BOS Agreement, Repsol agrees that it shall make a wire transfer to HDY of its pro-rata share of such invoice, which is currently estimated to be US$1,000,000 in satisfaction of Repsol’s pro-rata obligations to acquire rights and interests to the additional seismic data covered by the invoice under the BOS Agreement.

HDY shall at all times indemnify and hold harmless Repsol, its employees, officers and agents, against any and all damages, liabilities, costs and expenses (including documented legal fees and expenses) arising out or resulting from any third party claims and/or as a consequence of any violation or breach of the BOS Agreement.

Upon the payments described in (a) and (b) above, Repsol will have the rights regarding the aforementioned data except for resale or delivery to third parties; and, in the event the PSC Clarification is not duly ratified prior to September 10, 2010, no further payments shall be due pursuant to this Article 2 and HDY will reimburse Repsol for any payments already made pursuant to this Article 2 within ten (10) Working days after the request made by Repsol at its sole discretion.

3.           Taxes.

(a) All taxes levied or imposed, now or in the future, by any Taxing Authority on the signature or on the performance of the obligations under this Amendment shall be borne by the Party which is liable according to the applicable law and the Tax Convention to avoid Double Taxation in force between Spain and United States of America. The amounts provided in Article 2 of this Amendment shall be grossed up to account for any taxes owed such that the net figure paid to HDY shall not be diminished.

(b) Prior to payment of the first invoice described in Article 2.(a) of this Amendment HDY shall provide Repsol with original Certificate of Residence issued by local United States Tax Authorities within the meaning of Article 4 of United States and Spain Tax Convention to avoid Double Taxation. Such certificate shall be valid for one (1) year from its issuance.

4.           Notices.  All notices and communications required or permitted under this Amendment shall be in accordance with Article 2.15 of the Agreement.

5.           Confidentiality.  This Amendment shall be subject to the provisions of Article 2.5 of the Agreement.

6.           Counterparts.  This Amendment may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Facsimile signatures shall be considered binding.

7.           Applicable Law.  This Amendment and the transactions contemplated herein shall be construed in accordance with Article 2.8 of the Agreement.

8.           Entire Agreement. This Amendment constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. Except as specifically amended hereby, all the remaining conditions of the Agreement shall remain in full force and effect.

The Parties have executed this AMENDMENT TO AGREEMENT FOR EXCLUSIVE DEALING AND LETTER OF INTENT on the Effective Date mentioned in the preamble of this document.

HYPERDYNAMICS CORPORATION

By:  /s/ Ray Leonard
Ray Leonard, President and Chief Executive Officer

SCS CORPORATION

By:   /s/ Ray Leonard
Ray Leonard, President and Chief Executive Officer

REPSOL EXPLORACIÓN, S.A.

By:   /s/ Didier Lluch
Didier Lluch, Exploration Director Region West Africa